AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (this “Amendment”), is entered into as of the date indicated below (the “Effective Date”) by and between Chuy’s Opco, Inc., a Delaware corporation (the “Company”), Chuy’s Holdings, Inc., a Delaware corporation (“Parent”) and John Mountford (“Executive”) (each, a “Party” and collectively, the “Parties”).
Executive is employed as the Company’s Chief Operating Officer pursuant to that certain Employment Agreement, dated March 11, 2019 (the “Employment Agreement”). Executive, Parent and the Company have agreed to amend and restate Executive’s employment terms and the Employment Agreement as set forth herein.
1.    Amendments to Employment Agreement. The Parties have agreed that henceforth:
(a)    As of the Effective Date, Sections 1.1(a) and 1.1(b) are revised so that Executive’s job title shall be changed from “Chief Operating Officer” to “Chief Culinary and Procurement Officer”, and the people reporting directly or indirectly to Executive shall be changed from “all operations and support departments” to “all culinary and purchasing personnel”. Subject to these revisions, all other provisions in Sections 1.1(a) and 1.1(b) shall continue to apply.
(b)     Effective February 15, 2024, Section 1.2(a) is revised so that Executive’s Base Salary shall be revised to be not less than $250,000 per annum, less payroll taxes and other deductions required by applicable law and other deductions authorized in writing by Executive. Subject to these revisions, all other terms and provisions in Section 1.2(a) shall continue to apply.
(c)    Effective February 15, 2024, Section 1.2(b) is revised so that Executive’s target annual bonus shall be equal to 30% of Executive’s Base Salary at the time performance objectives are established, with a minimum and maximum bonus of 0% and 60%, respectively, of Executive’s Base Salary at the time performance objectives are established (although it’s understood that the Bonus for 2024 will be prorated, so that the prorated portion attributable to January 1, 2024 to February 15, 2024 will be based on Executive’s Base Salary and minimum/maximum Bonus percentages in effect under the Employment Agreement immediately prior to this Amendment). Subject to these revisions, all other terms and provisions in Section 1.2(b) shall continue to apply.
2.    The Employment Agreement shall be amended as provided above mutatis mutandis. In undertaking this Amendment, the Parties agree and acknowledge that they intend only to change (i) the Executive’s job title and corresponding duties, responsibilities, and authorities, and (ii) the Executive’s Base Salary and Bonus. All other terms and provisions of the Employment Agreement shall remain in full force and effect. The Executive acknowledges and agrees that this Amendment, the change to the Executive’s job title, duties, Base Salary, and Bonus, and any corresponding changes to the Employment Agreement do not constitute or otherwise give rise to “Good Reason” or a termination without “Cause” pursuant to the Employment Agreement or under any other agreement, plan, or policy.
IN WITNESS HEREOF, the Parties have executed this Amendment as of October 26, 2023 (the “Effective Date”).

Chuy’s Opco, Inc.
By:         /s/ Steve Hislop
Name: Steve Hislop
Title: President and Chief Executive Officer
Chuy’s Holdings, Inc.
By:         /s/ Steve Hislop
Name: Steve Hislop
Title: President and Chief Executive Officer
    /s/ John Mountford
John Mountford

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